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Exhibit 4

ABBOTT LABORATORIES
DEFERRED COMPENSATION PLAN
ARTICLE 1
Introduction

        Section 1.1.    Purpose.    The Plan is designed to assist the Employers in attracting and retaining key employees by providing those employees with the opportunity to defer the receipt of a portion of their compensation and to have that deferred compensation treated as if it were invested pending its distribution by the Plan.

        Section 1.2.    ERISA.    The Plan is intended to be exempt from Parts 2, 3, and 4 of Title I of ERISA and, therefore, participation in the Plan is limited to a select group of management and highly compensated employees, within the meaning of Sections 201(2), 301(a)3 and 401(a)(1) of ERISA.

        Section 1.3.    Employers.

        (a)  In addition to the Company, the participating Employers on the Effective Date are Abbott Laboratories International Company, Abbott International Ltd., TAP Pharmaceutical Products Inc., TAP Pharmaceuticals Inc., Abbott Laboratories Inc., Murex Diagnostics, Inc., TAP Finance Inc., Perclose Inc., Abbott BioResearch Center, Inc., and Knoll Pharmaceutical Corporation.

        (b)  After the Effective Date, any other Subsidiary of the Company may adopt the Plan with the Company's consent as described in Section 13.12.

        (c)  Each Employer shall be liable to the Company for an amount equal to the Plan benefits earned by its Eligible Employees. Where an Eligible Employee has been employed by more than one Employer, the Plan Administrator shall allocate the liability to the Company associated with that Eligible Employee's Plan benefits among his or her Employers. The Plan Administrator shall establish procedures for determining the time at which and manner in which the Employers shall pay this liability to the Company.

        Section 1.4.    Effective Date.    The Plan's "Effective Date" is January 1, 2002.

ARTICLE 2
Definitions

        When used in this Plan, unless the context clearly requires a different meaning, the following words and terms shall have the meanings set forth below. Whenever appropriate, words used in the singular shall be deemed to include the plural, and vice versa, and the masculine gender shall be deemed to include the feminine gender.

        Section 2.1.    Account.    "Account(s)" means the account(s) established for record keeping purposes for each Participant pursuant to Article 6.

        Section 2.3.    Base Salary.    "Base Salary" means the Participant's annual base rate of pay from an Employer (excluding Eligible Bonuses, all other bonuses, commissions, relocation expenses, and other non-regular forms of compensation) before deductions for (i) Deferral Elections made pursuant to Section 4.1 or (ii) contributions made on the Participant's behalf to any Employer 401(k) Plan or to any cafeteria plan under Section 125 of the Internal Revenue Code of 1986, as amended (the "Code") maintained by an Employer.

        Section 2.4.    Beneficiary.    "Beneficiary" means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan pursuant to Article 9.

        Section 2.5.    Board of Review.    "Board of Review" means the Abbott Laboratories Employee Benefit Board of Review appointed and acting under the Abbott Laboratories Annuity Retirement Plan and having the powers and duties described in this Plan.

        Section 2.6.    Company.    "Company" means Abbott Laboratories, its successors, any organization into which or with which Abbott Laboratories may merge or consolidate or to which all or substantially all of its assets may be transferred.

        Section 2.7.    Deferral Election.    "Deferral Election" means an election under the Plan by a Participant to defer the receipt of a portion of his or her Eligible Compensation made on a Deferral Election Form.

        Section 2.8.    Deferral Election Form.    "Deferral Election Form" means the form provided to the Participant by the Plan pursuant to Section 4.1 on which the Participant makes his or her Deferral Election.

        Section 2.9.    Deferral Account.    "Deferral Account(s)" means the account(s) established for record keeping purposes for each Participant's Deferral Election pursuant to Section 6.1.

        Section 2.10.    Disability.    "Disability" means eligibility for disability benefits under the terms of the Abbott Laboratories Extended Disability Plan ("EDP") or, for a Participant whose Employer does not participate in the EDP, such similar plan, providing long term or extended disability benefits, in which his or her Employer participates.

        Section 2.11.    Distribution Election Form.    "Distribution Election Form" means the form provided to the Participant by the Plan pursuant to Section 4.3 on which the Participant specifies the time at which the amounts credited to one of the Participant's Account(s) are to be distributed and their method of payment.

        Section 2.12.    Early Distribution.    "Early Distribution" is defined in Section 8.5.

        Section 2.13.    Eligible Bonus.    "Eligible Bonus" means an annual cash incentive bonus for a Plan Year that the Plan Administrator, or its delegate, has designated as being eligible for deferral under this Plan. As of the Effective Date, cash bonuses paid under the following plans have been designated as being eligible for deferral under the Plan: the Abbott Laboratories Cash Profit Sharing Plan, the Abbott Laboratories Divisional Incentive Plan, and the Abbott Laboratories Management Incentive Plan.

        Section 2.14.    Eligible Compensation.    "Eligible Compensation" means the Participant's Base Salary and Eligible Bonuses.

        Section 2.15.    Eligible Employee.    "Eligible Employee" means any person employed by an Employer who is both

  (i)
  a United States employee or an expatriate who is based and paid in the United States, and

  (ii)
  shown as having a grade level of 20 or higher on his or her Employer's Human Resource System and who is not (i) an officer of the Company, (ii) an individual who provides services to an Employer under a contract, arrangement or understanding with either the individual directly or with an agency or leasing organization that treats the individual as either an independent contractor or an employee of such agency or leasing organization, even if such individual is subsequently determined (by an Employer, the Internal Revenue Service, any other governmental agency, judicial action, or otherwise) to have been a common law employee of an Employer rather than an independent contractor or employee of such agency or leasing organization, or (iii) any Employee who is employed by an

Employer located in Puerto Rico, other than any person designated as a "U.S. Expatriate" on the records of an Employer.

        For all Plan purposes, an individual shall be an "Eligible Employee" for any Plan Year only if during that Plan Year an Employer treats that individual as its employee for purposes of employment taxes and wage withholding for Federal income taxes, even if such individual is subsequently determined (by an Employer, the Internal Revenue Service, any other governmental agency, judicial action, or otherwise) to have been a common law employee of an Employer in that Plan Year.

        Section 2.16.    Employer.    "Employer" shall mean the Company, the participating Employers on the Effective Date, and any Subsidiary of the Company that subsequently adopts the Plan in the manner provided in Section 13.12.

        Section 2.17. Employer Contribution. "Employer Contribution" means the contribution deemed to have been made by an Employer pursuant to Section 5.1.

        Section 2.18.    Employer Contribution Account.    "Employer Contribution Account(s)" means the account(s) established for record keeping purposes for each Participant's Employer Contributions pursuant to Section 6.1.

        Section 2.19.    Employer 401(k) Plan.    "Employer 401(k) Plan" means any defined contribution retirement plan that is maintained by an Employer, qualified under Section 401(a) of the Code, and includes a cash or deferred arrangement under Code Section 401(k). The term shall specifically include, but not be limited to, the Abbott Laboratories 401(k) Plan and the Abbott Laboratories Stock Retirement Plan.

        Section 2.20.    ERISA.    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        Section 2.21.    Hardship Distribution.    "Hardship Distribution" is defined in Section 8.4.

        Section 2.22.    In-Service Distribution.    "In-Service Distribution" is defined in Section 4.3.

        Section 2.23.    Investment Fund(s).    "Investment Fund(s)" means one or more of the funds selected by the Plan Administrator pursuant to Section 4.2.

        Section 2.24.    Investment Election Form.    "Investment Election Form" means the form provided to the Participant by the Plan pursuant to Section 4.2 on which the Participant specifies the Investment Funds in which the Participant's Account(s) are to be deemed to be invested.

        Section 2.25.    Participant.    "Participant" means any Eligible Employee who elects to participate in this Plan by filing a Deferral Election, Investment Fund Election, and Distribution Election as provided in Article 4.

        Section 2.26.    Plan.    "Plan" means the Abbott Laboratories Deferred Compensation Plan.

        Section 2.27.    Plan Administrator.    "Plan Administrator" means the Board of Review.

        Section 2.28.    Plan Year.    "Plan Year" means a twelve-month period beginning January 1 and ending the following December 31.

        Section 2.29.    Rate of Return.    "Rate of Return" means, for each Investment Fund, an amount equal to the net gain or net loss (expressed as a percentage) on the assets of that Investment Fund.

        Section 2.30.    Retirement.    "Retirement" means the retirement of a Participant from an Employer under the Abbott Laboratories Annuity Retirement Plan or any other pension or defined benefit pension plan of the Company or an Employer, including for this purpose the Abbott Laboratories Pension for Former BASF Employees.

        Section 2.31.    Subsidiary.    "Subsidiary" shall mean any corporation, limited liability company, partnership, joint venture, or business trust organized in the United States 50 percent or more of the voting stock of which is owned, directly or indirectly, by the Company.

        Section 2.32.    Termination of Employment.    "Termination of Employment" means the cessation of a Participant's services as an employee of the Company, whether voluntary or involuntary, for any reason other than Retirement, Disability or death.

        Section 2.33.    Unforeseeable Emergency.    "Unforeseeable Emergency" means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant as determined by the Plan Administrator.

ARTICLE 3
Participation

        Section 3.1.    Participation.

        (a)  Except as provided in Sections 3.1(b) and (c), an Eligible Employee may become a Participant by making a Deferral Election, Investment Fund Election, and Distribution Election pursuant to Article 4 on or before the deadline set by the Plan Administrator pursuant to Section 4.4.

        (b)  A newly Eligible Employee may become a Participant by making a Deferral Election, Investment Fund Election, and Distribution Election pursuant to Article 4 within thirty (30) days of his or her date of hire by an Employer and deferrals shall commence as soon as practical thereafter. Notwithstanding the foregoing, an individual who becomes a newly Eligible Employee as a result of a job promotion or transfer may not begin to participate in the Plan until the Plan Year next following such promotion or transfer.

        (c)  If a Participant revokes his or her Deferral Election for a Plan Year pursuant to Section 4.1(d), then that Participant may not make a Deferral Election for the following Plan Year.

        Section 3.2.    Termination of Participation.    A Participant who ceases to be an Eligible Employee will remain a Participant but may no longer make Deferral Elections. A Participant shall remain a Participant until (i) his or her death or (ii) his or her Accounts have been distributed.

ARTICLE 4
Election Forms

        Section 4.1.    Deferral Elections.

        (a)  Participants shall make their Deferral Elections annually on a form provided by the Plan Administrator (a "Deferral Election Form"). Each Deferral Election shall apply to only a single Plan Year.

        (b)  On his or her Deferral Election Form, the Participant shall specify the amount (expressed as a percentage) of his or her Base Salary and the amount (also expressed as a percentage) of his or her Eligible Bonuses that the Participant elects to defer for that Plan Year together with such other information as the Plan Administrator may, in its sole and absolute discretion, require.

        (c)  For any Plan Year, a Participant may elect to defer:

    (i)
    between five percent (5%) and seventy-five percent (75%) of his or her Base Salary (in whole percentage increments), and

    (ii)
    between five percent (5%) and one hundred percent (100%) of his or her Eligible Bonus (in whole percentage increments);

provided, however, that in no event may a Participant elect to defer his or her Eligible Compensation to the extent that his or her remaining compensation would be insufficient to satisfy all applicable withholding taxes and contributions required under Employer sponsored benefit plans in which the Participant participates.

        (d)  A Participant prospectively may revoke his or her Deferral Election with respect to his or her Base Salary but may not otherwise revoke or modify his or her Deferral Election. Any such revocation shall be made on forms provided by the Plan. If a Participant revokes his or her Deferral Election, then that Participant may not make a Deferral Election during the immediately following Plan Year.

        Section 4.2.    Investment Elections.    The Plan Administrator shall, from time to time, make available investment options (the "Investment Funds") that serve as benchmark funds for the amounts a Participant defers under the Plan. A Participant's Plan deferrals shall not actually be invested in the Investment Funds and the Participant shall not be considered a shareholder of any of the Investment Funds he or she selects by virtue of participation in the Plan. Instead, the Participant's Plan deferrals shall be considered invested in, and his or her Plan Account shall reflect such Investment Fund's Rate of Return. A Participant's election of investments shall be subject to the following rules:

        (a)  Participants shall make their investment elections on an Investment Election Form provided by the Plan Administrator (an "Investment Election").

        (b)  On his or her Investment Election Form, the Participant shall specify the Accounts to which the Investment Election applies, the Investment Funds in which those Account(s) are to be deemed to be invested, and the portion (expressed in whole percentage increments) of each Account that is to be deemed to be invested in each such Investment Fund.

        (c)  A Participant may change his or her Investment Election no more often than once every thirty (30) days.

        Section 4.3.    Distribution Elections.

        (a)  Participants shall make their distribution elections on a Distribution Election Form provided by the Plan Administrator (a "Distribution Election"). Each Distribution Election shall apply to only the Eligible Compensation being deferred in a single Plan Year.

        (b)  On the Distribution Election Form:

    (i)
    the Participant shall state whether the Eligible Compensation being deferred for that Plan Year are to be paid to the Participant while he or she is still employed by an Employer (an "In-Service Distribution") or upon the Participant's Retirement or Disability.

    (ii)
    If the Participant elects to receive the Eligible Compensation being deferred upon his or her Retirement or Disability, then the Participant shall also select the method of payment from among the methods of payment described in Section 8.3(a). An election to receive a distribution of the Eligible Compensation being deferred upon Retirement or Disability will be irrevocable after the beginning of the Plan Year to which the Deferral Election relates.

    (iii)
    If the Participant elects to receive an In-Service Distribution of the Eligible Compensation being deferred, then the Participant shall also select the year in which the payments are to be made. A Participant may not elect to receive an In-Service Distribution in a Plan Year that is less than two (2) years after the end of the Plan Year in which the Eligible Compensation is earned.

        Section 4.4.    Deadline for Submitting Election Forms.    The Plan Administrator may set a deadline or deadlines for the receipt of the election forms required under the Plan; provided, however, that such forms must be filed on or before the November 30 immediately preceding the Plan Year for which it is to be effective; and provided further that the deadline for the first Plan Year may be on or before December 31.

ARTICLE 5
Employer Contributions

        Section 5.1.     Employer Contributions.    Each Participant who makes a Deferral Election will be credited with an Employer Contribution using the same formula for employer matching contributions used under the Employer 401(k) Plan in which that Participant participates. To receive an Employer Contribution, the Participant must be contributing the maximum allowable amount of pre-tax contributions to the Employer 401(k) Plan in which he or she participates and it will be assumed that he or she is receiving an employer matching contribution on his or her contribution. This assumed matching contribution from the Employer 401(k) Plan will reduce and offset the Employer Contribution calculated under provisions of this Plan. The Plan Administrator may set the amount of the Employer Contribution and may, in its sole and absolute discretion, base that amount on a formula that takes into account a Participant's overall compensation.

        Section 5.2.    Allocation of Employer Contributions.    A Participant's Employer Contribution for a Plan Year shall be allocated among the same Investment Funds and in the same proportion as the Participant has elected for his or her Base Salary deferral for that Plan Year.

        Section 5.3.    Distribution of Employer Contributions.    An Employer Contribution for a Plan Year shall be distributed to the Participant according to the election made by the Participant governing his or her Base Salary deferrals for that same Plan Year.

ARTICLE 6
Maintenance and Crediting of Accounts

        Section 6.1.    Maintenance of Accounts.

        (a)  The Plan shall maintain a separate Account for each Deferral Election (a "Deferral Account") made by and each Employer Contribution (an "Employer Contribution Account") made for a Participant. A Participant's Accounts shall reflect the Participant's Investment Fund Elections and Distribution Elections made pursuant to Article 4, any Employer Contributions made on behalf of the Participant pursuant to Article 5, adjustments to the Account made pursuant to this Article 6, and distributions made with respect to the Account pursuant to Article 8. The Accounts shall be used solely as a device for the measurement and determination of the amounts to be paid to the Participants pursuant to this Plan and shall not constitute or be treated as a trust fund of any kind.

        (b)  Each Account shall be divided into separate subaccounts ("Investment Fund Subaccounts"), each of which corresponds to the Investment Fund selected by the Participant pursuant to Section 4.2(b).

        Section 6.2.    Crediting of Accounts.

        (a)  No later than five (5) business days following the end of each pay period, the Plan shall credit each Participant's Investment Fund Subaccounts to reflect amounts deferred from the Participant's Eligible Compensation during that pay period and the Investment Fund Election made by the Participant with respect to that Eligible Compensation.

        (b)  No later than ten (10) business days following the end of each fiscal quarter, the Plan shall credit each Participant's Investment Fund Subaccounts to reflect any Employer Contribution deemed to have been made on behalf of the Participant for that fiscal quarter and the allocation of that contribution among the Investment Funds pursuant to Section 8.3.

        (c)  Each month, the Plan shall adjust each Investment Fund Subaccount to reflect any transfers under the Plan to or from that Investment Fund Subaccount, any distributions under the Plan made with respect to that Investment Fund Subaccount, and the Rate of Return on the related Investment Fund. The Plan shall, however, calculate the Rate of Return for each Investment Fund Subaccount on each business day.

        Section 6.3.    Statement of Accounts.    Each Participant shall be issued quarterly statements of his or her Account(s) in such form as the Plan Administrator deems desirable, setting forth the balance to the credit of such Participant in his or her Account(s) as of the end of the most recently completed quarter.

ARTICLE 7
Vesting and Forfeitures

        Section 7.1.    Deferral Accounts.    A Participant's Deferral Accounts shall be one hundred percent (100%) vested and non-forfeitable at all times.

        Section 7.2.    Employer Contribution Account.

        (a)  A Participant's Employer Contribution Account shall become one hundred percent (100%) vested and non-forfeitable when the matching contributions made by the Participant's Employer on behalf of the Participant under the Employer 401(k) Plan in which the Participant participates become one hundred percent (100%) vested and non-forfeitable.

        (b)  If a Participant's employment with the Employers terminates (whether voluntarily or involuntarily) before the matching contributions made by the Participant's Employer on behalf of the Participant under the Employer 401(k) Plan in which the Participant participates become one hundred percent (100%) vested and non-forfeitable, then the Participant shall forfeit his or her related Employer Contribution Account.

ARTICLE 8
Distribution of Benefits

        Section 8.1.    Distribution of Benefits in the Event of Termination of Employment.    If a Participant elects to receive his or her Plan Benefits as an In-Service Distribution, then in the event of that Participant's Retirement or the termination of that Participant's employment with the Employers for any reason (whether or not voluntary) other than Retirement or Disability prior to receiving that In-Service Distribution, the Company shall pay that Participant's Plan benefits in a lump-sum to the Participant as soon as practical following his or her termination of employment.

        Section 8.2.    In-Service Distributions.    Subject to the provisions of Section 8.6, the Company shall pay In-Service Distributions in a lump-sum to the Participant on or about February 1st of the year designated by the Participant on his or her Distribution Election Form or as soon as practical thereafter.

        Section 8.3.    Distribution of Benefits in the Event of Disability or Retirement.

        (a)  If, pursuant to Section 4.3 a Participant has elected to receive his or her Plan benefits upon his or her Disability or Retirement and if at the time of that Disability or Retirement the Participant has more than a total of $25,000 to be distributed from his or her Account using the same distribution method, then the Company shall pay the Participant his or her Plan benefits commencing as soon as practical after the Participant's Disability or Retirement in any of the following forms:

    (i)
    in substantially equal quarterly installments to the Participant over fifteen (15) years; or

    (ii)
    in substantially equal quarterly installments to the Participant over ten (10) years; or

    (iii)
    in substantially equal quarterly installments to the Participant over five (5) years; or

    (iv)
    in a lump-sum; or

    (v)
    if no such election is on file with the Plan Administrator, in the form specified in Section 8.3(a)(ii) hereof.

        (b)  If a Participant elects to receive his or her Plan benefits upon his or her Disability or Retirement and if at the time of that Disability or Retirement the Participant has $25,000 or less credited to his or her Account, then the Participant (or in the event of the Participant's death, the Participant's Beneficiary) shall receive, and the Company shall pay, the Participant's Plan benefits in a lump-sum as soon as practical after the Participant's Disability or Retirement.

        (c)  In the event of a Participant's death, the Company shall pay his or her total Account balance, including any unpaid installments, to his or her Beneficiary in a lump sum as soon as practical after the Participant's death.

        Section 8.4.    Hardship Distributions.

        (a)  A Participant may receive the early payment of all or part of the balance in his or her Account(s) in the event of an Unforeseeable Emergency (a "Hardship Distribution") subject to the following restrictions:

    (i)
    The Participant has requested the Hardship Distribution from the Plan Administrator on a form provided by or in the format requested by the Plan Administrator;

    (ii)
    The Plan Administrator has determined that an Unforeseeable Emergency has occurred;

    (iii)
    The Plan Administrator determines the amount of the Hardship Distribution; and

    (iv)
    The Hardship Distribution shall be distributed in a lump-sum as soon as practical following the determination by the Plan Administrator of the amount of the Hardship Distribution.

        (b)  The circumstances that would constitute a Unforeseeable Emergency will depend on the facts and circumstances of each case, but, in any case, a Hardship Distribution may not be made to the extent that such hardship may be relieved through (i) reimbursement or compensation by insurance or otherwise, (ii) liquidation of the Participant's assets, to the extent that liquidation of the Participant's assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under this Plan.

        Section 8.5.    Early Distributions.    A Participant may receive an early payment of all or a part of the balance in his or her Account(s) subject to the following restrictions ("Early Distribution"):

        (a)  The Participant requests an Early Distribution of at least fifty percent (50%) of the balance in his or her Account(s) on a form provided by or in the format requested by the Plan Administrator;

        (b)  The Early Distribution shall be distributed in a lump-sum as soon as practical following the Plan Administrator's receipt of the Participant's request in accordance with the provisions of this Section 8.5;

        (c)  If the Participant receives an Early Distribution, then the Participant shall be deemed to have revoked his or her Deferral Election for the Plan Year and may not make a Deferral Election for the remainder of that Plan Year nor the following Plan Year; and

        (d)  A Participant shall receive ninety percent (90%) of the amount of the Early Distribution he or she requests and the remaining ten percent (10%) of such amount shall be forfeited by the Participant.

        Section 8.6.    Postponing or Amending Distributions.    A Participant may postpone, no more than twice each Plan Year, a scheduled In-Service Distribution to a date that is at least two (2) years after the previously scheduled distribution date by filing a form provided by or in the format requested by the Plan Administrator at least one year prior to the date previously elected by the Participant for that In-Service Distribution. A Participant may amend the method of distribution specified in Section 8.3(a) by filing a form provided by or in the format requested by the Plan Administrator; provided, however, that in the event of a Participant's Retirement or Disability within one (1) year of any such amendment, the amendment shall be voided and the most recent election on file with the Administrator shall govern.

ARTICLE 9
Beneficiary Designation

        Section 9.1.    Beneficiary Designation.    Each Participant shall have the right, at any time, to designate any person, persons or entity as his or her Beneficiary or Beneficiaries. A Beneficiary designation shall be made, and may be amended, by the Participant by filing a written designation with the Plan Administrator, on such form and in accordance with such procedures as the Plan Administrator may establish from time to time.

        Section 9.2.    Failure to Designate a Beneficiary.    If a Participant or Beneficiary fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant or his or her Beneficiary, then the Participant's Beneficiary shall be deemed to be, in the following order:

    (i)
    to the spouse of such person, if any; or

    (ii)
    to the deceased person's estate.

        Section 9.3.    Facility of Payment.    When, in the Plan Administrator's opinion, a Participant or Beneficiary is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Plan Administrator may make any benefit payments to the Participant or Beneficiary's legal representative, or spouse, or the Plan Administrator may apply the payment for the benefit of the Participant or Beneficiary in any way the Plan Administrator considers advisable.

ARTICLE 10
Administration of Plan

        Section 10.1.    Plan Administrator.    The Board of Review, or such person as the Board of Review shall designate pursuant to Section 10.3, shall serve as the Plan Administrator of the Plan. The administration of the Plan shall be under the supervision of the Plan Administrator. It shall be a principal duty of the Plan Administrator to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan without discrimination among them. Benefits under the Plan shall be paid only if the Plan Administrator decides, in his or her discretion, that the applicant is entitled to them. The Plan Administrator will have full power to administer the Plan in all of its details, subject to applicable requirements of law. For this purpose, the Plan Administrator's powers will include but will not be limited to, the following authority, in addition to all other powers provided by this Plan:

    (i)
    To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan, including the establishment of any claims procedures that may be required by applicable provisions of law;

    (ii)
    To exercise discretion in interpreting the Plan, any interpretation to be reviewed under the arbitrary and capricious standard;

    (iii)
    To exercise discretion in deciding all questions concerning the Plan and the eligibility of any person to participate in the Plan; such decision to be reviewed under the arbitrary and capricious standard;

    (iv)
    To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan;

    (v)
    To allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocations, delegation or designation to be in writing;

    (vi)
    To determine the amount and type of benefits to which any Participant or Beneficiary shall be entitled hereunder;

    (vii)
    To receive from the Employers and from Participants such information as shall be necessary for the proper administration of the Plan or any of its programs;

    (viii)
    To maintain or cause to be maintained all the necessary records for the administration of the Plan;

    (ix)
    To receive, review and keep on file (as it deems convenient and proper) reports of benefit payments made by the Plan;

    (x)
    To determine and allocate among the Employers the liability to the Company associated with Plan benefits in accordance with Section 1.3 and to determine the time at which and manner in which that liability shall be paid to the Company;

    (xi)
    To make, or cause to be made, equitable adjustments for any mistakes or errors made in the administration of the Plan; and

    (xii)
    To do all other acts which the Plan Administrator deems necessary or proper to accomplish and implement its responsibilities under the Plan.

        Section 10.2.    Reliance on Tables, etc.    In administering the Plan, the Plan Administrator will be entitled to the extent permitted by law to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by, or in accordance with the instructions of accountants, counsel, or other experts employed or engaged by the Plan Administrator.

        Section 10.3.    Delegation.    The Board of Review shall have the authority to appoint another corporation or one or more other persons to serve as the Plan Administrator hereunder, in which event such corporation or person (or persons) shall exercise all of the powers, duties, responsibilities, and obligations of the Plan Administrator hereunder.

        Section 10.4.    Operations.    The day to day operation of the Plan will be handled by the Corporate Benefits Department of the Company or the person or persons designated by the Plan Administrator.

        Section 10.5.    Uniform Rules.    The Plan Administrator shall administer the Plan on a reasonable and nondiscriminatory basis and shall apply uniform rules to all similarly situated Participants.

        Section 10.6.    Plan Administrator's Decisions Final.    Any interpretation of the provisions of the Plan (including but not limited to the provisions of any of its Programs) and any decision on any matter within the discretion of the Plan Administrator made by the Plan Administrator in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known and the Plan Administrator shall make such adjustment on account thereof as it considers equitable and practicable. Neither the Plan Administrator nor any Employer shall be liable in any manner for any determination of fact made in good faith.

ARTICLE 11
Claims for Benefits

        Section 11.1.    Claims and Review Procedures.    The Plan Administrator shall adopt procedures for the filing and review of claims in accordance with Section 503 of ERISA.

ARTICLE 12
Amendment and Termination of Plan

        Section 12.1.    Amendment.    The Company may amend this Plan, in whole or in part, at any time provided, however, that no amendment shall be effective to decrease the balance in any Account as accrued at the time of such amendment. Any amendment which would allow officers of the Company to participate in the Plan shall require the approval of the Abbott Laboratories Board of Directors. Any amendment which increases the total cost of the Plan to the Employers in excess of $250,000 in each of the three full calendar years next following the date of the amendment shall be approved by the Board of Review. The Senior Vice President, Human Resources of the Company shall approve all other amendments to the Plan and the extension of the Plan to any division or Subsidiary of the Company.

        Section 12.2.    Company's Right to Terminate.    The Board of Review may at any time terminate the Plan with respect to future Deferral Elections. The Board of Review may also terminate the Plan in its entirety at any time for any reason, including without limitation if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Company, and upon any such termination, the Company shall pay to the Participant the benefits the Participant is entitled to receive under the Plan as monthly installments over a three (3) year period commencing within ninety (90) days (determined as of the most recent Valuation Date preceding the termination date).

ARTICLE 13
Miscellaneous

        Section 13.1.    Unfunded Plan.    This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201, 301 and 401 of ERISA and therefore meant to be exempt from Parts 2, 3 and 4 of Title I of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.

        Section 13.2.    Nonassignability.    Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

        Section 13.3.    Validity and Severability.    The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        Section 13.4.    Governing Law.    The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of Illinois, without reference to principles of conflict of law, except to the extent preempted by federal law.

        Section 13.5.    Employment Status.    This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an employee of the Company or change the status of the Participant's employment or the policies of the Company and its affiliates regarding termination of employment.

        Section 13.6.    Underlying Incentive Plans and Programs.    Nothing in this Plan shall prevent the Company from modifying, amending or terminating the compensation or the incentive plans and programs pursuant to which Eligible Bonuses or Eligible Compensation are earned and which are deferred under this Plan.

        Section 13.7.    Successors of the Company.    The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

        Section 13.8.    Waiver of Breach.    The waiver by the Company of any breach of any provision of the Plan by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

        Section 13.9.    Notice.    Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of the Company, directed to the attention of the Plan Administrator. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

        Section 13.10.    Waiver of Notice.    Any notice required under the Plan may be waived by the person entitled to such notice.

        Section 13.11.    Evidence.    Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

        Section 13.12.    Additional Employers.    Subject to the consent of the Board of Review, any Subsidiary of the Company may adopt the Plan by filing a written instrument to that effect with the Company.

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  Exhibit 4